UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 29, 2020

Redfin Corporation
(Exact name of registrant as specified in its charter)

Delaware		001-38160	74-3064240
(State or other jurisdiction of incorporation or organization)		(Commission File Number)	(I.R.S. Employer Identification No.)

1099 Stewart Street	Suite 600
Seattle	WA		98101
(Address of principal executive offices)			(Zip Code)

(206)	576-8333
Registrant's telephone number, including area code

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value per share	RDFN	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 29, 2020, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Durable Capital Master Fund LP (the “Investor”) to sell to the Investor (i) 4,484,305 shares of our common stock, par value $0.001 per share (the “Common Stock”), at a price of $15.61 per share (the “Common Shares”) and (ii) 40,000 shares of our Series A Convertible Preferred Stock, par value $0.001 per share (the “Preferred Stock”), at a price of $1,000 per share (the "Issue Price"), for aggregate gross proceeds of approximately $110 million (the “Offering”). The Purchase Agreement includes customary representations, warranties, and covenants. We expect to close the Offering, which is subject to customary closing conditions, on or about April 1, 2020 (the “Closing” and the date of Closing, the "Closing Date").

Pursuant to the Purchase Agreement, we will enter into a registration rights agreement (the “Registration Rights Agreement”) with the Investor on the Closing Date. Pursuant to the Registration Rights Agreement, we will be required to file a registration statement on Form S-3 (the “Registration Statement”) within 90 days of the Closing Date (the "Registration Deadline"). The Registration Statement will register the resale of the Common Shares, the shares of Common Stock issuable upon conversion or redemption of the Preferred Stock, and the shares of Common Stock issuable as dividends on the Preferred Stock (collectively, the “Registrable Securities”). If the Registration Statement is not effective by the Registration Deadline, then we will be required to pay each holder of Registrable Securities an amount equal to 0.5% of the aggregate amount invested by the holder pursuant to the Purchase Agreement, for each full month or pro rata for any portion of a month for which the Registration Statement is not effective, subject to a maximum of 5% of the holder's investment. The Registration Rights Agreement will require us to maintain the Registration Statement's effectiveness until the earlier of the date that (i) the Registrable Securities have been sold or (ii) the Registrable Securities may be sold without any restrictions pursuant to Rule 144 under the Securities Act of 1933 (the “Securities Act”).

Terms of the Preferred Stock

Dividends

Dividends will accrue on the Issue Price at a rate of 5.5% per annum and are payable quarterly in arrears on the first day following the end of each calendar quarter, with the first dividend payable on July 1, 2020 (the “Dividends”). Assuming we satisfy certain conditions, we will pay Dividends in shares of Common Stock at a rate of the Dividends payable divided by $17.95 (any such shares, the "Dividend Shares"). If we do not satisfy such conditions, we will pay Dividends in a cash amount equal to (i) the Dividend Shares otherwise issuable on the Dividends multiplied by (ii) the volume-weighted average closing price of the Common Stock for the ten trading days preceding the date the Dividends are payable.

Conversion at Holder's Option

Holders may convert their Preferred Stock into Common Stock at any time at a rate per share of Preferred Stock equal to the Issue Price divided by $19.51 (the “Conversion Price”). A holder that converts will also receive any Dividend Shares resulting from accrued Dividends.

Automatic Conversion

If the closing price of the Common Stock exceeds $27.32 per share (i) for each day of the 30 consecutive trading days immediately preceding the third-year anniversary of the Closing Date (the “Automatic Conversion Eligibility Date”) or (ii) following the Automatic Conversion Eligibility Date until 30 trading days prior to November 30, 2024, for each day of any 30 consecutive trading days, then each outstanding share of Preferred Stock will automatically convert into a number of shares of Common Stock at a rate per share of Preferred Stock equal to the Issue Price divided by the Conversion Price, assuming we satisfy certain conditions (an "Automatic Conversion"). Upon an Automatic Conversion, a holder will also receive any Dividend Shares resulting from accrued Dividends.

Final Redemption

On November 30, 2024, we will be required to redeem any outstanding shares of Preferred Stock, and each holder may elect to receive cash, shares of Common Stock, or a combination of cash and shares. If a holder elects to receive cash, we will pay, for each share of Preferred Stock, an amount equal to the Issue Price plus any accrued Dividends. If a holder elects to receive shares, we will issue, for each share of Preferred Stock, a number of shares of Common Stock at a rate of the Issue Price divided by the Conversion Price plus any Dividend Shares resulting from accrued Dividends.

Redemption at a Holder's Option

A holder of Preferred Stock has the right to require us to redeem up to all shares of Preferred Stock it holds following any of the events described below, subject to certain exceptions:

•	the Registration Statement ceases to be effective;

•	the Common Stock is suspended from trading or listing;

•	we do not comply with the required procedures to issue shares of Common Stock upon the holder's valid conversion request;

•	we fail to reserve the number of shares of Common Stock issuable as Dividend Shares or upon conversion of the Preferred Stock;

•	we fail to pay the holder any required amounts when due;

•	institution or commencement of a bankruptcy proceeding against or by us; or

•	our breach of the Purchase Agreement, the Registration Rights Agreement, or the certificate of designation governing the Preferred Stock.

If a holder redeems, such holder may elect to receive cash or shares of Common Stock. If a holder elects to receive cash, we will pay, for each share of Preferred Stock being redeemed, an amount equal to the sum of (i) the Issue Price, (ii) any accrued Dividends, and (iii) an amount equal to all scheduled Dividend payments on the Preferred Stock for all remaining Dividend periods from the date the holder gives its notice of redemption (but excluding November 30, 2024) (such amount described in part (iii), the "Make Whole Share Value"). If a holder elects to receive shares, we will issue, for each share of Preferred Stock, a number of shares of Common Stock at a rate equal to the Issue Price divided by the Conversion Price, plus any Dividend Shares resulting from accrued Dividends, plus a number of shares of Common Stock equal to the Make Whole Share Value divided by $17.95.

Limitations on Conversion and Issuance of Common Stock to a Holder

A holder cannot convert its Preferred Stock into Common Stock, and we cannot issue any Common Stock (including Dividend Shares or Common Stock upon an Automatic Conversion), if as a result of the conversion or issuance, the holder would beneficially own more than 9.9% of the Common Stock.

In the case of any Dividend Shares that cannot be issued due to this limitation, we will have the option of (i) paying the holder an amount in cash equal to the number of such Dividend Shares multiplied by $17.95 or (ii) reserving such Dividend Shares and issuing them to the holder when the limitation does not apply.

In the event that we cannot effect an Automatic Conversion due to this limitation, Dividends will cease to accrue as of the date the Automatic Conversion would have occurred.

Voting Rights

Holders of the Preferred Stock will not have voting rights except as required by law or described below. Approval by the holders of a majority of the outstanding Preferred Stock is required if we take any of the following actions:

•	adversely alter or change the preferences, rights, interests, privileges, or powers of, or restrictions provided for the benefit of, the Preferred Stock;

•	change, other than by conversion, the authorized number of shares of the Preferred Stock;

•	create or authorize any new class or series of shares that has a preference over the Preferred Stock with respect to dividends or the distribution of assets upon our liquidation;

•	pay dividends or make other distribution on shares of any capital stock ranking junior to the Preferred Stock; or

•	issue any shares of Preferred Stock other than pursuant to the Purchase Agreement.

Payment upon Change in Control Transaction

In the case of our change in control, a holder of the Preferred Stock will have the right to receive the same consideration as a holder of Common Stock would receive in the change in control transaction. For this purpose, a holder's Preferred Stock will be deemed to have converted into a number of shares of Common Stock at a rate per share of Preferred Stock equal to the Issue Price divided by $19.51. A holder will also be deemed to have received any Dividend Shares resulting from accrued Dividends. Additionally, if the per share consideration received by a holder of the Common Stock in the transaction is less than $27.32, a holder of Preferred Stock will also be deemed to have received an amount equal to (i) all scheduled Dividend payments on the Preferred Stock for all remaining Dividend periods from the date of the transaction (but excluding November 30, 2024) divided by (ii) $17.95.

Liquidation Rights

Upon our liquidation, dissolution, or winding up, holders of the Preferred Stock will be entitled to receive cash out of our assets prior to holders of the Common Stock.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure required by this Item 3.02 and included in Item 1.01 is incorporated into this Item 3.02 by reference.

We offered and will sell the Common Shares and the Preferred Stock in reliance on Section 4(a)(2) of the Securities Act. We had a preexisting relationship with the Investor, and the Investor represented to us that it is an "accredited investor," as that term is defined in Rule 501(a) under the Securities Act.

The maximum number of shares of Common Stock issuable upon conversion of the Preferred Stock is 2,050,230 shares, subject to customary adjustments contained in the certificate of designation governing the Preferred Stock.

Item 7.01 Regulation FD Disclosure.

On March 30, 2020, we issued a press release regarding the Offering. A copy of the press release is furnished as Exhibit 99.1 to this report.

Forward-Looking Statements

This report contains forward-looking statements within the meaning of federal securities laws, including the anticipated closing of the transactions contemplated by the Purchase Agreement. We believe our expectations related to these forward-looking statements are reasonable, but actual results may turn out to be materially different. Factors that could cause actual results to differ materially from the forward-looking statements include our failure to obtain required approvals and consents from government authorities and regulators. For additional factors, please see the risks and uncertainties identified under the heading "Risk Factors" in our Annual Report for the year ended December 31, 2019, which is available on our Investor Relations website at http://investors.redfin.com and on the SEC website at www.sec.gov. All forward-looking statements reflect our beliefs and assumptions only as of the date of this report. We undertake no obligation to update forward-looking statements to reflect future events or circumstances.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
99.1	Press release dated March 30, 2020
104	Cover page interactive data file, submitted using inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Redfin Corporation
(Registrant)

Date: March 30, 2020	/s/ Chris Nielsen
Chris Nielsen Chief Financial Officer